Exhibit 99.1

Churchill Downs Incorporated Announces Definitive Agreement

to Acquire Substantially All of the Assets of Peninsula Pacific Entertainment

Transaction Significantly Expands the Geographic Footprint

of CDI’s Live and Historical Racing Entertainment Venues and Increases Scale

LOUISVILLE, KY., (February 22, 2022) – Churchill Downs Incorporated (“CDI” or the “Company”) (NASDAQ: CHDN) announced today that the Company has entered into a definitive purchase agreement to acquire substantially all of the assets of Peninsula Pacific Entertainment LLC (“P2E”) for total consideration of $2.485 billion (the “P2E Transaction”). CDI will acquire all of P2E’s assets in Virginia and New York as well as the operations of its Sioux City casino property. The P2E Transaction is dependent on usual and customary closing conditions, including the Company obtaining approvals from the Virginia Racing Commission, the New York State Gaming Commission, and the Iowa Racing and Gaming Commission. The transaction is expected to close by the end of 2022.

“This unique set of assets expands our geographic footprint and provides additional scale,” said Bill Carstanjen, Chief Executive Officer of CDI. “P2E has done an exceptional job developing and managing this collection of assets, which we are very excited to acquire and plan to strategically grow in the years ahead.”

Colonial Downs Racetrack and Virginia Historical Racing Entertainment Venues

CDI will acquire Colonial Downs Racetrack, a Thoroughbred racing facility in New Kent, Virginia (“Colonial Downs”), as well as six successful and growing “Rosie’s Gaming Emporium” historical horse racing facilities across Virginia. Rosie’s Gaming Emporium locations currently include Collinsville, Dumfries, Hampton, New Kent, Richmond and Vinton. These facilities currently have approximately 2,700 historical racing machines (“HRMs”). The transaction significantly expands the geographic diversity of CDI’s live and historical racing entertainment venues and reinforces CDI’s role as a national leader in historical horse racing.

del Lago Resort & Casino in Waterloo, New York

CDI will acquire del Lago Resort & Casino (“del Lago”) in Waterloo, New York. del Lago is a 96,000 sq. ft. casino with approximately 1,700 slot machines, 80 table games, a 205-room hotel, nine restaurants / bar areas, 758 covered parking spaces, a 6,000 sq. ft. sportsbook area, a 2,400-seat entertainment venue, and a 7,200 sq. ft. outdoor event venue.

Hard Rock Hotel & Casino in Sioux City, Iowa

CDI will acquire the operations of Hard Rock Hotel & Casino in Sioux City, Iowa (“Hard Rock Sioux City”). Hard Rock Sioux City is a 45,000 sq. ft. casino with 639 slot machines, 20 table games, a 54-room hotel, 1,511 parking spaces with 530 covered, two live entertainment venues, a 100-piece music memorabilia collection, and a Hard Rock-branded sportsbook.

Under the terms of the P2E Transaction, P2E is expected to reach a definitive agreement to sell the real property associated with Hard Rock Sioux City (“Sioux City Property”) to a third party. CDI will acquire the operating company and lease the Sioux City Property from that third party. Following the closing, CDI will operate Hard Rock Sioux City and lease the Sioux City Property pursuant to lease terms negotiated prior to the closing. In the event P2E is unsuccessful in reaching a definitive agreement with a third party to purchase the Sioux City Property by a certain date, the Sioux City Property will be included in the P2E Transaction and the total consideration will increase to $2.75 billion.

Other Development Rights

Under Virginia law, CDI will have the opportunity to develop up to five additional historical racing entertainment venues in Virginia with collectively up to approximately 2,300 additional HRMs. As part of the P2E Transaction, CDI will also acquire the rights to build a large gaming resort (the “Dumfries Project”), with up to 1,800 HRMs in Northern Virginia. P2E previously announced plans to invest up to $400 million to build the initial phase of the Dumfries Project, which is scheduled to open in 2023.

CDI will also acquire the rights to develop Rosie’s Gaming Emporium in Emporia, the seventh historical racing entertainment venue under P2E’s Colonial Downs license. The Emporia facility, located along I-95 near the North Carolina border, will have 150 HRMs and is expected to open in 2023.

Also, included in the P2E Transaction are the rights to P2E’s ongoing effort in partnership with Urban One, to develop ONE Casino + Resort, a $565 million destination casino in Richmond, Virginia.

P2E’s gaming license in the State of Louisiana, and its casino development rights in Cedar Rapids, Iowa, are not included in the transaction.

Valuation and Financing

The P2E Transaction purchase price represents a multiple of less than 9.0x Adjusted EBITDA. This purchase price multiple includes the incremental value from the recent opening and expansion of certain Virginia facilities and the incremental value that CDI expects to realize from the acquisition of the development rights related to historical horse racing in Virginia. For tax purposes, the acquisition will be treated as an asset purchase allowing CDI to realize incremental tax benefits which will provide additional cash flow and will enhance the overall economics of the transaction.

The P2E Transaction is expected to be immediately accretive to CDI’s free cash flow and diluted earnings per share. CDI will fund the P2E Transaction with a combination of new debt and cash on hand including pending proceeds from the sale of land near Calder Casino. Consolidated proforma bank covenant leverage is projected to be less than 4.2x upon completion of the P2E Transaction.

As previously disclosed, the Company is planning to use the proceeds from its pending sale of land near Calder Casino to structure aspects of this acquisition as an Internal Revenue Code §1031 transaction to defer the tax on the gain on sale.

Macquarie Capital served as the exclusive financial advisor and Sidley Austin LLP served as legal advisor to CDI.

About Churchill Downs Incorporated

Churchill Downs Incorporated is an industry-leading racing, online wagering and gaming entertainment company anchored by our iconic flagship event, the Kentucky Derby. We own and operate three pari-mutuel gaming entertainment venues with approximately 3,050 historical racing machines in Kentucky. We also own and operate TwinSpires, one of the largest and most profitable online wagering platforms for horse racing, sports and iGaming in the U.S. and we have nine retail sportsbooks. We are also a leader in brick-and-mortar casino gaming in nine states with approximately 11,000 slot machines and video lottery terminals and 200 table games. Additional information about Churchill Downs Incorporated can be found online at www.churchilldownsincorporated.com.

This news release contains various “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “should,” “will,” and similar words or similar expressions (or negative versions of such words or expressions).

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, among others, that may materially affect actual results or outcomes include the following: the receipt of regulatory approvals on terms desired or anticipated, unanticipated difficulties or expenditures relating to the proposed transaction, including, without limitation, difficulties that result in the failure to realize expected synergies, efficiencies and cost savings from the proposed transaction within the expected time period (if at all), our ability to obtain financing on the anticipated terms and schedule, disruptions of our or P2E’s current plans, operations and relationships with customers and suppliers caused by the announcement and pendency of the proposed transaction, our and P2E’s ability to consummate a sale-leaseback transaction with respect to the Hard Rock Sioux City on terms desired or anticipated, the impact of the novel coronavirus (COVID-19) pandemic, including the emergence of variant strains, and related economic matters on our results of operations, financial conditions and prospects; the occurrence of extraordinary events, such as terrorist attacks, public health threats, civil unrest, and inclement weather; the effect of economic conditions on our consumers’ confidence and discretionary spending or our access to credit; additional or increased taxes and fees; the impact of significant competition, and the expectation the competition levels will increase; changes in consumer preferences, attendance, wagering, and sponsorships; loss of key or highly skilled personnel; lack of confidence in the integrity of our core businesses or any deterioration in our reputation; risks associated with equity investments, strategic alliances and other third-party agreements; inability to respond to rapid technological changes in a timely manner; concentration and evolution of slot machine and HRM manufacturing and other technology conditions that could impose additional costs; inability to negotiate agreements with industry constituents, including horsemen and other racetracks; inability to successfully expand our TwinSpires Sports and Casino business and effectively compete; inability to identify and complete expansion, acquisition or divestiture projects, on time, on budget or as planned; difficulty in integrating recent or future acquisitions into our operations; inability to identify and / or complete acquisitions, divestitures, development of new venues or the expansion of existing facilities on time, on budget, or as planned; general risks related to real estate ownership and significant expenditures, including fluctuations in market values and environmental regulations; reliance on our technology services and catastrophic events and system failures disrupting our operations; online security risk, including cyber-security breaches, or loss or misuse of our stored information as a result of a breach, including customers’ personal information, could lead to government enforcement actions or other litigation; personal injury litigation related to injuries occurring at our racetracks; compliance with the Foreign Corrupt Practices Act or applicable money-laundering regulations; payment-related risks, such as risk associated with fraudulent credit card and debit card use; work stoppages and labor issues; risks related to pending or future legal proceedings and other actions; highly regulated operations and changes in the regulatory environment could adversely affect our business; restrictions in our debt facilities limiting our flexibility to operate our business; failure to comply with the financial ratios and other covenants in our debt facilities and other indebtedness; and increase in our insurance costs, or obtain similar insurance coverage in the future, and inability to recover under our insurance policies for damages sustained at our properties in the event of inclement weather and casualty events.

We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Exhibit A:

Properties to be acquired are as follows:

Live and Historical Racing Segment	State	HRMs
Colonial Downs Racetrack	VA	—
Rosie’s New Kent	VA	600
Rosie’s Vinton	VA	500
Rosie’s Richmond	VA	700
Rosie’s Hampton	VA	700
Rosie’s Dumfries	VA	150
Rosie’s Collinsville	VA	37

Gaming Segment	State	Slots	Tables	Hotel Rooms
del Lago Resort & Casino	NY	1,700	80	205
Hard Rock Casino & Hotel Sioux City	IA	639	20	54

FOR IMMEDIATE RELEASE
Investor Contact: Nick Zangari	Media Contact: Tonya Abeln
(502) 394-1157	(502) 386-1742
Nick.Zangari@KyDerby.com	Tonya.Abeln@KyDerby.com